                                                            Exhibit 99.(d)(2)(f)

                         SANFORD C. BERNSTEIN FUND, INC.


                    AMENDMENT NO. 1 TO SHAREHOLDER SERVICING
                          AND ADMINISTRATIVE AGREEMENT


         AMENDMENT NO. 1, dated as of April 30, 1999, between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein International Value Portfolio (the "Portfolio"); and SANFORD C. BERNSTEIN & CO., INC., a New York corporation (the "Adviser") to the Shareholder Servicing and Administrative Agreement dated as of March 18, 1992 (as amended from time to time, the "Agreement") between the Fund, on behalf of the Portfolio, and the Adviser.

         Effective May 3, 1999, the name of the Bernstein International Value Portfolio will be changed to the Bernstein Tax-Managed International Value Portfolio.

         Accordingly, the parties hereto agree as follows:

         1. Effective May 3, 1999, all references in the Agreement to the "Bernstein International Value Portfolio" shall be changed to the "Bernstein Tax-Managed International Value Portfolio."

         2. Except as herein provided, the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the Fund, on behalf of the Portfolio, and the Adviser have caused this Amendment No. 1 to be executed by their duly authorized officers as of the date first above written.

                                 SANFORD C. BERNSTEIN & CO., INC.



                                 By:
                                     --------------------------------------
                                          Lewis A. Sanders, Chairman


                                 SANFORD C. BERNSTEIN FUND, INC.



                                 By:
                                     --------------------------------------
                                          Jean Margo Reid, Secretary